Exhibit 10.3
FLIR SYSTEMS, INC. SEVERANCE PLAN
(Effective as of May 1, 2017)

Consolidated Plan and Summary Plan Description

1.Introduction. The FLIR Systems, Inc. Severance Plan (the “Plan”) has been adopted by FLIR Systems, Inc. (the “Company”), effective as of May 1, 2017, in order to provide specified severance pay and benefits to eligible employees of the Company and/or its affiliates who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions of participation in, and receipt of such pay and benefits as set forth in the Plan.
The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan, as required by ERISA.
2.Important Terms. The following capitalized words and phrases will have the meanings set forth in this Section 2, unless a different meaning plainly is required by the context:

2.1.    “Administrator” means the Company, acting through the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2.    “Board” means the Board of Directors of the Company.

2.3.    “Cause” means any of the following reasons:
(a)An act of personal dishonesty demonstrably and materially damaging to the Company, fraud or embezzlement by the Eligible Employee;
(b)A willful and deliberate violation by the Eligible Employee of his or her obligations under any written employment agreement or offer letter between the Employer and Eligible Employee or proprietary rights and/or non-solicitation agreement between the Employer and Eligible Employee, which is not remedied in a reasonable period of time after receipt of written notice from the Employer;
(c)A willful or deliberate refusal by the Eligible Employee to follow the lawful reasonable requests or instructions of the Board or the Eligible Employee’s supervisor, which is not remedied in a reasonable period of time after receipt of written notice from the Employer; or

[1]

(d)A conviction of the Eligible Employee for any criminal act that is a felony or that is a crime causing direct material harm to the standing or reputation of the Employer.
2.4.    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific section of the Code will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

2.5.    “Company” means FLIR Systems, Inc., an Oregon corporation, and any successor as described in Section 21.
2.6.     “Constructive Termination” means an Eligible Employee’s resignation from employment with the Employer within ninety (90) calendar days following the expiration of any Cure Period (as defined below) after the occurrence of one or more of the following events without the Participant’s written consent:
(a)A material breach by the Employer of any of the material terms and conditions required to be complied with by the Employer pursuant to a written employment agreement or offer of employment letter between the Employer and Eligible Employee;
(b)A material reduction by the Company of an Eligible Employee’s Monthly Base Pay or Target Bonus (it being understood that a one-time reduction of less than 10% will not be considered material so long as it also applies to substantially all other Eligible Employees);
(c)A material diminution in the Eligible Employee’s title, duties or responsibilities by the Board or the Eligible Employee’s director supervisor to a level below the Eligible Employee’s title, duties or responsibilities in effect immediately before such change; or
(d)A relocation by the Employer of the Eligible Employee’s principal work site to a facility or location more than fifty (50) miles from the place of performance specified in the written employment agreement or offer of employment letter between the Employer and Eligible Employee or otherwise agreed to in writing by the Eligible Employee.

However, the Eligible Employee’s resignation will not constitute a resignation due to a “Constructive Termination” unless he or she first provides the Employer with written notice of any such event and/or breach that he or she contends constitutes a Constructive Termination within ninety (90) calendar days of the first occurrence of such alleged event and/or breach, and thereafter provides the Employer a reasonable opportunity (not to exceed thirty (30) calendar days following the date of such notice) to cure such event and/or breach (the “Cure Period”).
The determination of whether a Constructive Termination exists, including the determination of the cure of any event and/or breach constituting a Constructive Termination, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 11 of the Plan.
2.7.    “Disability” means Eligible Employee’s inability to perform his or her essential duties and responsibilities with or without reasonable accommodation for a period of not less than twelve

[2]

(12) months. The Administrator will determine whether an Eligible Employee has incurred a Disability in accordance with uniform and nondiscriminatory standards adopted by the Administrator from time to time, based on such evidence as the Administrator deems necessary or advisable. The Administrator may employ one or more physicians to examine an Eligible Employee and to investigate health or medical statements made by or on behalf of the Eligible Employee and may rely upon such evidence as it deems sufficient. The Administrator’s determination as to an Eligible Employee’s Disability will be final and binding.

2.8.    “Effective Date” means May 1, 2017.
2.9.    “Eligible Employee” means an employee of the Company or of any parent or subsidiary of the Company who has been designated by the Administrator as being eligible to participate in the Plan.
2.10.    “Employer” means, with respect to an Eligible Employee, the Company or the parent or subsidiary of the Company that directly employs such employee.

2.11.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.
2.12.    “Equity Awards” mean a Participant’s outstanding stock options, restricted stock, restricted stock units and other Company equity compensation awards, if any.

2.13.    “Involuntary Termination” means an Eligible Employee’s termination of employment with the Employer under the circumstances described in Section 3.
2.14.    “Monthly Base Salary” means an Eligible Employee’s monthly base salary rate in effect immediately before the date on which his or her Involuntary Termination occurs. The determination of the amount of a Participant’s Monthly Base Salary will be made by the Administrator, in accordance with the records of the Employer.
2.15.    “Participant” means an Eligible Employee who has timely and properly executed and delivered his or her Participation Agreement to the Administrator, as set forth therein. A Participant will be a “Tier 1 Participant” or a “Tier 2 Participant,” as designated by the Administrator in its sole discretion.

2.16.    “Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Plan

2.17.    “Plan” means the FLIR Systems, Inc. Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.18.    “Section 409A” means Section 409A of the Code.

[3]

2.19.    “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 3.

2.20.    “Target Bonus” means the Participant’s annualized target bonus amount under the applicable Employer bonus plan, as in effect for the performance period in which the Participant’s Involuntary Termination occurs.

3.Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 3, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination and otherwise satisfies the requirements of the Plan.
4.Involuntary Termination.
4.1.    Involuntary Termination. If (a) a Participant terminates his or her employment with the Employer due to a Constructive Termination, or (b) the Employer terminates the Participant’s employment for a reason other than Cause or the Participant’s death or Disability, then, subject to the Participant’s compliance with Section 6, the Participant will receive the following Severance Benefits:
4.1.1    Cash Severance Benefit. Continuing payments of cash severance, payable in accordance with the Employer’s payroll practice as in effect from time to time, as set forth in the Participant’s Participation Agreement;
4.1.2    Continued Medical Benefits. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the Company will reimburse the Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), during the period of time following the Participant’s Involuntary Termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and his or her Family Members. However, if the Administrator determines in its sole discretion that the Company cannot provide such COBRA reimbursement benefits without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act and ERISA), then in lieu thereof, the Company will provide to the Participant a taxable lump sum payment of cash or its equivalent in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for the period of time set forth in the Participant’s Participation Agreement following such termination, which payment will be made regardless of whether the Participant (and/or any Family Members) elects COBRA continuation coverage. For the avoidance of doubt, any taxable payments in lieu of the reimbursements described in this Section 4.1.2 may be used for any purpose, including, but not limited to, COBRA continuation coverage, and will be subject to all applicable tax withholdings; and

[4]

4.1.3 Equity Award Vesting Acceleration Benefits. If and to the extent specifically provided in the Participant’s Participation Agreement, all or a portion of the Participant’s Equity Awards will accelerate and vest.
5.Limitation on Payments. In the event that the Severance Benefits or other payments and benefits payable or provided to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Participant’s Severance Benefits or such other payments or benefits (collectively, the “280G Amounts”) will be either:
(a)delivered in full; or
(b)delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999.
5.1.    Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with this Section 5, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G, in the following order:
(a)reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
(b)cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);
(c)reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and
(d)reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will the Participant have any discretion with respect to the ordering of payment reductions.
5.2.    Nationally Recognized Firm Requirement. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in

[5]

order to make a determination under this Section 5. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 5.
6.Conditions to Receipt of Severance Benefits.
6.1.    Release Agreement. Notwithstanding any contrary Plan provision, as a condition to receiving any Severance Benefits, a Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to receive the Severance Benefits. In no event will any Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
6.2.    Confidential Information. A Participant’s receipt of Severance Benefits will be subject to his or her continuing to comply with the terms of the Confidentiality and Proprietary Rights Agreement between the Participant and the Company and/or the Employer, and also the terms of any other written confidentiality and/or proprietary rights agreement or agreements between the Participant and the Employer or the Company under which the Participant has a material duty or obligation to the Employer or the Company. Any Severance Benefits will terminate immediately for a Participant if he or she, at any time, violates any such agreement.
6.3.    Non-Competition. A Participant’s receipt of Severance Benefits will be subject to his or her, during his or her employment with the Employer and for one (1) year thereafter, not engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Participant’s name or any similar name to, lend the Participant’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company or any parent or subsidiary of the Company in any geographic location in which the Company (or any parent or subsidiary) does business; provided, however, that the Participant may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Any Severance Benefits will terminate immediately for a Participant if he or she, at any time, violates this Section 6.3.
6.4.    Non-Solicitation of Customers. A Participant’s receipt of Severance Benefits will be subject to his or her, during his or her employment with the Employer and for one (1) year thereafter, except in the course of his or her employment with the Employer, not soliciting business of the same or similar type being carried on by the Company (or any parent or subsidiary), from any person known by the Participant to be a customer or a potential customer of the Company (or any parent or subsidiary), whether or not the Participant had personal contact with such person during and by reason of the Participant’s employment with the Employer. Any Severance Benefits will terminate immediately for a Participant if he or she, at any time, violates this Section 6.4.

[6]

6.5.    Non-Solicitation of Service Providers. A Participant’s receipt of Severance Benefits will be subject to his or her, during his or her employment with the Employer and for one (1) year thereafter, not soliciting, employing, or otherwise engaging as an employee, independent contractor, or otherwise, any person who is an employee (or was an employee within one (1) year of the date in question) of the Company (or any parent or subsidiary) at any time during the Participant’s employment with the Employer or in any manner inducing or attempting to induce any employee of the Company (or any parent or subsidiary) to terminate his or her employment with the Company (or any parent or subsidiary); or interfering with the Company’s (or any parent or subsidiary) relationship with any person, including any person who at any time during the Participant’s employment with the Employer was an employee, contractor, supplier, or customer of the Company (or any parent or subsidiary), provided that this Section 6.5 shall not extend to actions taken for and on behalf of the Company (or any parent or subsidiary) in the course of his or her employment with the Employer. Any Severance Benefits will terminate immediately for a Participant if he or she, at any time, violates this Section 6.5.
6.6.    Non-Disparagement. A Participant’s receipt of Severance Benefits will be subject to his or her, during his or her employment with the Employer and for one (1) year thereafter, not disparaging the Company (or any parent or subsidiary) or any of the shareholders, directors, officers, employees, or agents of the Company (or any parent or subsidiary). Nothing contained in this Section 6.6 is intended to prevent the Participant from testifying truthfully in any legal or regulatory proceeding. Any Severance Benefits will terminate immediately for a Participant if he or she, at any time, violates this Section 6.6.

7.Timing of Severance Benefits. Provided that a Participant’s Release becomes effective and irrevocable by the Release Deadline Date (as defined in Section 6.1) and subject to Section 9, any Severance Benefits will be paid, or in the case of installments, will commence, on the first Employer payroll date following the Release Deadline Date (the “Payment Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable.

8.Non-Duplication of Benefits. Notwithstanding any contrary Plan provision, if a Participant is entitled to any cash severance, continued medical benefits and/or Equity Award acceleration outside of the Plan by operation of applicable law or under another Employer plan, policy, contract, or arrangement, his or her Severance Benefits hereunder correspondingly will be reduced by such other benefits that the Participant receives, as the Administrator determines (in its good faith judgement) to be equitable. Any payments or benefits received by the Participant from a party other than the Employer (e.g., a future employer that is not the Company or the Employer) will not reduce or affect the Employer’s obligations to make payments and provide benefits to the Participant under the Plan.

9.Section 409A.
9.1.    Notwithstanding any contrary Plan provision, no Severance Benefits to be paid or provided to a Participant, if any, which, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (collectively, the “Deferred Payments”), will be paid or provided until the Participant has a “separation from service” within the meaning

[7]

of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9), will be payable until the Participant has a Separation from Service.
9.2.    It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 9.4, or as exempt reimbursements pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B). It is also intended that to the extent any such Severance Benefits is not otherwise excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulation Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment. Any Severance Benefits that would be considered Deferred Payments will be paid on the sixtieth (60th) calendar day following the Participant’s Separation from Service, or if later, such time as required by Section 9.3. Further, except as required by Section 9.3, any Severance Benefits that, but for the immediately preceding sentence, would have been made to the Participant during the sixty (60)-day period immediately following the Participant’s Separation from Service will be paid to the Participant on the sixtieth (60th) calendar day following the Participant’s Separation from Service and any remaining payments will be made as provided in this Plan.
9.3.    Notwithstanding any contrary Plan provision, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following his or her Separation from Service, but before the six (6) month anniversary of such Separation from Service, then any payments delayed in accordance with this Section 8.3 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2).
9.4.    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 9.1.
9.5.    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to an Eligible Employee’s Involuntary Termination or similar phrases relating to the termination of an Eligible Employee’s employment will be references to his or her Separation from Service (as defined in Section 9.1). Notwithstanding any contrary Plan provision,

[8]

including but not limited to Section 14, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of any Severance Benefits or imposition of any additional tax. In no event will an Employer reimburse any Participant or other person or entity for any taxes imposed or any other costs incurred as result of Section 409A.

10.Withholdings. The Employer will withhold from any payments or benefits under the Plan any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13.Term. The Plan will become effective upon the Effective Date and will terminate automatically on the third anniversary of the Effective Date. Notwithstanding the preceding, the Plan will remain in effect as necessary to implement the completion of all benefits (if any) under the terms of the Plan that may be owed to any Participant who incurs an Involuntary Termination on or before the third anniversary of the Effective Date.

14.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual or group of individuals to cease to be a Participant or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to him or her (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective unless it both is approved by the Administrator and communicated to the affected

[9]

individual(s) in writing at least twelve (12) months before the effective date of the amendment or termination and once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to him or her. Any action of the Administrator, on behalf of the Company, in amending or terminating the Plan will be taken solely in a non‑fiduciary capacity.

15.Claims and Review Procedure.
15.1.    Claims Procedure. Any Participant or other person who has a claim of any kind relating to the Plan, or the duly authorized representative thereof (the “Claimant”), must file such claim in writing with the Administrator at the following address, setting forth the nature of the Severance Benefit claimed, the amount thereof and the basis for claiming entitlement to such benefit: FLIR Systems, Inc., Plan Administrator of the FLIR Systems, Inc. Severance Plan, 27700 SW Parkway Avenue, Wilsonville, OR 97070.
The Administrator will determine the validity of the claim and communicate a decision to the Claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim. If additional information is necessary to make a determination on a claim, however, the Claimant will be advised of the need for such additional information within forty-five (45) calendar days after receipt of the claim. The Claimant will then have up to one hundred and eighty (180) calendar days to supplement the claim information, and the Claimant will be advised of the decision on the claim within forty-five (45) calendar days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180)-day period. Notwithstanding the foregoing, if the claim relates to a determination of Disability (a “Disability Claim”), the decision will be rendered within forty-five (45) calendar days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrator. The Claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA. Every claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial was based, (c) a description of any additional material or information that is necessary to process the claim and an explanation of why such material or information is necessary, (d) an explanation of the procedure for further reviewing the denial of the claim, including the applicable binding arbitration requirements under the Plan, and (e) such other information required by ERISA.
15.2.    Review Procedure. A Claimant may appeal a denied claim under the Plan by filing a written request for review of such denial with the Administrator (at the address specified in Section 15.1) within sixty (60) calendar days after the receipt of the denial (or, in the case of a Disability Claim, within one hundred and eighty (180) calendar days after the receipt of the denial). Such review will be undertaken by the Administrator and will be a full and fair review. The Claimant will have the right to review all pertinent documents and to submit written comments, documents and other information relating to the claim. The Administrator will issue its decision on review within sixty (60) calendar days after its receipt of a timely request for review (or, in the case of a Disability Claim, within forty-five (45) calendar days after receipt of a timely review request), unless special circumstances require a longer period of time, in which case a decision

[10]

will be rendered as soon as possible, but not later than one hundred and twenty (120) calendar days after its receipt of the Claimant’s timely request for review (or, in the case of a Disability Claim, no later than ninety (90) calendar days after the timely review request). The Claimant will be notified in writing of any such extension before the end of the original 60-day review period (or 45-day review period in the case of a Disability Claim), as well as the circumstances requiring the extension, the date by which a decision is expected to be rendered and such other information required by ERISA. In the case of a Disability Claim, the review of the appealed claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Claim that is based in whole or in art on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the denied Disability Claim will be identified, regardless of whether the advice was relied upon in denying such claim.
The Administrator’s decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the Claimant with specific reference to the provisions of the Plan on which the decision was based and other information required by ERISA, as well as an explanation of the applicable binding arbitration requirements under the Plan or the Claimant’s right to file a legal action with respect to a Disability Claim that has been denied on review.
15.3.    Exhaustion of Plan’s Claims and Review Procedure Required; Limitations on any Legal Actions. The Plan’s claims and review procedure set forth in this Section 15 must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim, such action must be brought by the Claimant no later than one (1) calendar year after the Administrator’s denial of such claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

16.Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
17.Source of Payments. Any Severance Benefits will be paid in cash from the general funds of the Employer; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Employer.
18.No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any Severance Benefits provided under the Plan. Neither the Administrator, the Company nor any other Employer makes any guarantees regarding the tax treatment to any person of any Severance Benefits provided under the Plan.

19.Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

[11]

20.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payments hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company or any other Employer. The Employers expressly reserve the right to discharge any of their employees at any time and for any reason. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

21.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

22.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Oregon (but not its conflict of laws provisions).

23.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

24.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

25.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26.Additional Information.

Name of Plan:	FLIR Systems, Inc. Severance Plan

Name, Address and Phone Number	FLIR Systems, Inc.

of Plan Sponsor:	27700 SW Parkway Avenue
Wilsonville, OR 97070

Plan Sponsor’s Federal Employer    93-0708501
Identification Number:

[12]

Plan Year:    The Plan’s initial Plan Year begins on the Effective         Date and ends on December 31, 2017; thereafter, the     Plan Year will be the calendar year.

Plan Number:    508

Name, Address and Phone Number    FLIR Systems, Inc.

of Plan Administrator:	Attention: Chairman Compensation Committee
27700 SW Parkway Avenue
Wilsonville, OR 97070

Agent for Service of	Legal process may be served on the General Counsel of

Legal Process:	FLIR Systems, Inc. (acting on behalf of the Plan Administrator), at the address shown above for the Plan Administrator.

Type of Plan:    Severance Plan/Employee Welfare Benefit Plan

Plan Costs:    The cost of the Plan is paid by the Employer.

27.Statement of ERISA Rights.
As a Participant, you are entitled to certain rights and protections under ERISA. You are entitled to:

•
Examine, without charge, at the Administrator’s office and at other specified locations (such as worksites), all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

•
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and an updated summary plan description. The Administrator may assign a reasonable charge for the copies.

In addition to creating rights for you, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries” of the Plan) have a duty to do so prudently and in the interest of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or from exercising your rights under ERISA. However, this rule neither guarantees your employment with any Employer, nor affects the Employer’s or your right to terminate your employment for other reasons.
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules. (For more information, see “ERISA Claims and Review Procedure” above.)

[13]

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the Plan’s latest annual report, if any, from the Administrator and do not receive them within 30 calendar days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
If you have a Disability Claim that is denied, in whole or in part, and you have been through the Plan’s claims and review procedure, or you have a Disability Claim that is ignored, you may be able to file suit in a state or federal court. However, any such lawsuit or other court action must be filed no later than one (1) calendar year after receipt of the final claim denial, regardless of any state or federal statutes establishing provisions relating to limitations on actions.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you win, the court may order the person you sued to pay these legal expenses. If you lose, the court may order you to pay the costs and fees (if, for example, it finds your claim is frivolous).
If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

[14]